RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES THIRD QUARTER RESULTS

Pennsauken, NJ – November 9, 2016 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, information technology and specialty health care services, today announced financial results for the thirteen and thirty-nine week periods ended October 1, 2016.

RCM Technologies reported revenues of $39.7 million for the thirteen week period ended October 1, 2016, an 11.9% decrease as compared to $45.1 million for the thirteen week period ended October 3, 2015 (the comparable prior year period). Gross profit of $10.1 million for the thirteen week period ended October 1, 2016 decreased 20.8% as compared to $12.8 million for the comparable prior year period.  Operating income was $0.4 million for the thirteen week period ended October 1, 2016 as compared to $1.9 million for the comparable prior year period. Net income for the thirteen week period ended October 1, 2016 was $0.1 million, or $0.01 per diluted share, as compared to $1.0 million, or $0.07 per diluted share, for the comparable prior year period.

RCM Technologies reported revenues of $132.3 million for the thirty-nine week period ended October 1, 2016, a 4.4% decrease as compared to $138.3 million for the thirty-nine week period ended October 3, 2015 (the comparable prior year period). Gross profit was $34.9 million for the thirty-nine week period ended October 1, 2016, an 8.6% decrease as compared to $38.2 million for the comparable prior year period.  Operating income was $3.8 million for the thirty-nine week period ended October 1, 2016 as compared to $5.5 million for the comparable prior year period. Net income for the thirty-nine week period ended October 1, 2016 was $2.0 million, or $0.16 per diluted share, as compared to $3.0 million, or $0.23 per diluted share, for the comparable prior year period.

On the last day of fiscal 2015 the Company disposed of its QAD Software Solutions business unit ("QAD Business") which for the thirteen week period ended October 3, 2015 generated $0.8 million in revenues and $0.3 million in gross profit and for the thirty-nine week period ended October 3, 2015 generated $2.6 million in revenues and $1.2 million in gross profit.

Rocco Campanelli, President and Chief Executive Officer of RCM Technologies, commented, "Our Specialty Health Care segment's third quarter revenues of $12.0 million established a new third quarter record despite seasonal softness, mainly due to summer vacations for several large school contracts. Our Information Technology segment revenues for the third quarter continued to lag prior year results as several large contracts ended in late 2015 and early 2016. We are confident that in the next several quarters we will begin to see improved results in this segment based on recent changes and investments we have made. Our Engineering segment has performed reasonably well with two notable exceptions. First, though activity is increasing, we continue to see a lag in project awards for our major Canadian Engineering clients. Additionally, we have fixed price work with a major utility in the United States that has resulted in a drag on gross margin. We expect the majority of this drag on gross margin to come to an end in 2016. We anticipate a significant increase in consolidated operating results in the fourth quarter as compared to our third quarter, driven by new historic record revenues in our Specialty Health Care segment and an increase in activity for our Engineering segment. We are excited about our prospects heading into 2017 and among other initiatives we are focused on the following in order to grow our revenues and operating income:

•
We have recently closed contracts with several new large utility clients and considerably improved our Engineering segment backlog and pipeline from this time last year which we believe positions us for a very strong 2017.

•	Our Specialty Health Care segment has realized several recent contract wins that we believe will positively impact our fourth quarter and beyond;
•
We continue to make investments in sales and recruiting resources in our Information Technology segment while focusing on increasing our sales activity levels and improving our recruiting processes that we expect will positively impact 2017."

Kevin Miller, Chief Financial Officer of RCM Technologies, added, "We are pleased to experience strong cash flow, generating cash flow from operations of $4.4 million in the third quarter and $12.1 million so far in fiscal 2016. We have made significant progress in improving our DSOs and capital efficiency metrics to date, but we believe there is still significant progress to be made for the remainder of the year and throughout 2017."

Conference Call
On Thursday, November 10, 2016, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (877) 331-7677.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty health care services to major health care institutions and educational facilities. RCM's offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should," "are confident" or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company's services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company's actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	October 1, 2016	October 3, 2015
Revenues	$39,695	$45,077
Cost of services	29,551	32,275
Gross profit	10,144	12,802
Selling, general and administrative	9,334	10,462
Depreciation and amortization	388	434
Operating income	422	1,906
Other expense, net	(128)	(174)
Income before income taxes	294	1,732
Income tax expense	184	770
Net income	$110	$962

Diluted net earnings per share data	$0.01	$0.07

	Thirty-Nine Week Periods Ended
	October 1, 2016	October 3, 2015
Revenues	$132,250	$138,329
Cost of services	97,326	100,134
Gross profit	34,924	38,195
Selling, general and administrative	29,976	31,640
Depreciation and amortization	1,177	1,084
Operating income	3,771	5,471
Other expense, net	(413)	(427)
Income before income taxes	3,358	5,044
Income tax expense	1,384	2,005
Net income	$1,974	$3,039

Diluted net earnings per share data	$0.16	$0.23

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	October 1, 2016	January 2, 2016
	(Unaudited)
Cash and cash equivalents	$303	$985
Accounts receivable, net	$42,925	$50,946
Total current assets	$49,500	$64,529
Total assets	$65,892	$81,336
Total current liabilities	$19,968	$26,629
Borrowing under line of credit	$11,151	$21,000
Net debt (borrowings less cash)	10,848	$20,015
Total liabilities	$32,163	$49,133
Stockholders' equity	$33,729	$32,203
Treasury stock	($12,193)	($10,365)

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	October 1, 2016	October 3, 2015
Net income	$110	$962
Adjustments to reconcile net income to cash provided by operating activities	608	1,072
Changes in operating assets and liabilities
Accounts receivable	5,437	6,717
Prepaid expenses and other current assets	241	130
Net of transit accounts receivable and payable	(820)	(478)
Accounts payable and accrued expenses	201	1,174
Accrued payroll and related costs	(1,498)	(248)
Income taxes payable	168	634
Total adjustments	4,337	9,001
Cash provided by operating activities	$4,447	$9,963

Net cash used in investing activities	(87)	(2,357)
Net cash used in financing activities	(4,331)	(5,314)
Effect of exchange rate changes	40	(396)
Increase in cash and cash equivalents	$69	$1,896

	Thirty-Nine Week Periods Ended
	October 1, 2016	October 3, 2015
Net income	$1,974	$3,039
Adjustments to reconcile net income to cash provided by operating activities	1,975	3,204
Changes in operating assets and liabilities
Accounts receivable	8,600	3,272
Prepaid expenses and other current assets	1,847	(45)
Net of transit accounts receivable and payable	864	(2,263)
Accounts payable and accrued expenses	(1,746)	251
Accrued payroll and related costs	(2,334)	(175)
Income taxes payable	948	205
Total adjustments	10,154	4,449
Cash provided by operating activities	$12,128	$7,488

Net cash used in investing activities	(729)	(3,333)
Net cash used in financing activities	(12,097)	(5,206)
Effect of exchange rate changes	16	(818)
Decrease in cash and cash equivalents	($682)	($1,869)

RCM Technologies, Inc.
Summary of Selected Income Statement Data
 (Unaudited)
(In Thousands)

	Thirteen Week Period Ended October 1, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$17,591	$10,069	$12,035	$39,695
Cost of services	13,292	7,335	8,924	29,551
Gross Profit	$4,299	$2,734	$3,111	$10,144
Gross Profit Margin	24.4%	27.2%	25.8%	25.6%

	Thirteen Week Period Ended October 3, 2015
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$19,224	$15,171	$10,682	$45,077
Cost of services	14,325	10,477	7,473	32,275
Gross Profit	$4,899	$4,694	$3,209	$12,802
Gross Profit Margin	25.5%	30.9%	30.0%	28.4%

	Thirty-Nine Week Period Ended October 1, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$55,019	$33,766	$43,465	$132,250
Cost of services	40,859	24,455	32,012	97,326
Gross Profit	$14,160	$9,311	$11,453	$34,924
Gross Profit Margin	25.7%	27.6%	26.3%	26.4%

	Thirty-Nine Week Period Ended October 3, 2015
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$61,843	$44,684	$31,802	$138,329
Cost of services	46,989	30,904	22,241	100,134
Gross Profit	$14,854	$13,780	$9,561	$38,195
Gross Profit Margin	24.0%	30.8%	30.1%	27.6%